HPIL Holding Announces Filing of Annual and Quarterly Reports

Sanford, MI, September 22, 2016. HPIL Holding (the “Company”) (OTC Pink: HPIL) is pleased to announce that on August 30, 2016, it filed its 10-K (annual report) for the fiscal year ending December 31, 2015, with the U.S. Securities and Exchange Commission (“SEC”). Additionally, the Company also filed its 10-Q (quarterly report) for the periods ending March 31, 2016, and June 30, 2016, with the SEC on August 31, 2016. Prior to April 14, 2016, the Company filed its periodic reports with the SEC as a voluntary filer. On April 14, 2016, the Company transitioned to filing periodic reports through the OTC Disclosure & News Service pursuant to the Pink Basic Disclosure Guidelines.  As of August 30, 2016, the Company returned to filing its periodic reports with the SEC as a voluntary filer an intends to continue doing so and remain current for the foreseeable future.

HPIL HOLDING (http://HPILHOLDING.COM) is a diversified holding company listed on OTCMarkets.

In 2014, the Company entered into a Brand License Agreement (the “Brand License Agreement”) with the World Traditional Fudokan Shotokan Karate-Do Federation (“WTFSKF”, http://WTSKF.ORG), a worldwide membership-based karate federation based in Switzerland. As discussed in our annual report and quarterly reports, the Company plans to continue working on the Brand License Agreement over the next 13 months, including planning strategy meetings with the senior management of WTFSKF.  The Brand License Agreement was included as an exhibit with the Company’s current report on Form 8-K filed with the SEC on December 30, 2014, which also includes a discussion of the Brand License Agreement.

Additionally, the Company has begun to actively look for potential investments in the encrypted communications area, especially involving iOS and Android smartphone applications, and has recently begun discussions for the potential acquisition of an encrypted communications distribution company. The Company also seeks investment opportunities in the smartphone digital payments space.

Mr. Nitin Amersey, CFO, said “We are actively pursuing additional financing to enable us to complete an acquisition in the encrypted communications space.”

Mr. Louis Bertoli, Chairman and CEO, said “We are very interested in meeting with the WTFSKF to build upon and progress our Brand License Agreement.”

Safe Harbor / Forward-Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “plan,” “potential,” “seek,” and “intend,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our possible need for financing; uncertainties of technological changes; and dependence upon third parties. The Company does not undertake an obligation to update or revise any forward-looking statement. All of the Company’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Contact:

For more information, please contact:

HPIL Holding

+1(248)750-1015

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